UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Fortegra Financial Corporation
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

34954W104
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 34954W104	13G	Page 2 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 3 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners VI (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 34954W104	13G	Page 4 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners VI (GP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 5 of 47 Pages

1		NAME OF REPORTING PERSON Summit Investors VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 6 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners SD III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 34954W104	13G	Page 7 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners SD III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 8 of 47 Pages

1		NAME OF REPORTING PERSON Summit Subordinated Debt Fund III-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 9 of 47 Pages

1		NAME OF REPORTING PERSON Summit Subordinated Debt Fund III-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 10 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners PE VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 34954W104	13G	Page 11 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners PE VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 12 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners Private Equity Fund VII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 13 of 47 Pages

1		NAME OF REPORTING PERSON Summit Partners Private Equity Fund VII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 34954W104	13G	Page 14 of 47 Pages

1		NAME OF REPORTING PERSON Martin J. Mannion
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 34954W104	13G	Page 15 of 47 Pages

1		NAME OF REPORTING PERSON Bruce R. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 12,438,772 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 12,438,772 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,438,772 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 61.4%
12		TYPE OF REPORTING PERSON (See Instructions) IN

Schedule 13G

Item 1(a).	Name of Issuer: Fortegra Financial Corporation

Item 1(b).	Address of Issuer's Principal Executive Offices: 100 West Bay Street, Jacksonville, Florida 32202

Item 2(a).
Names of Persons Filing:  Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Investors VI, L.P., Summit Partners SD III, LLC, Summit Partners SD III, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P (individually an “Entity” and collectively the “Entities”), Martin J. Mannion and Bruce R. Evans.

Summit Partners, L.P. is (i) managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., (ii) the managing member of Summit Partners SD III, LLC, which is the general partner of Summit Partners SD III, L.P., which is the general partner of Summit Subordinated Debt Fund III-A, L.P. and Summit Subordinated Debt Fund III-B, L.P. and (iii) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of Summit Investors VI, L.P.  Mr. Mannion and Mr. Evans are members of a two-person investment committee of Summit Partners, L.P., which has voting and dispositive authority over the shares held by the Entities.

Item 2(b).
Address of Principal Business Office or, if None, Residence:  The address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Investors VI, L.P., Summit Partners SD III, LLC, Summit Partners SD III, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Martin J. Mannion and Bruce R. Evans is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c).
Citizenship:  Each of Summit Partners, L.P., Summit Partners VI (GP), L.P., Summit Investors VI, L.P., Summit Partners SD III, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. is a limited partnership organized under the laws of the State of Delaware.  Each of Summit Partners VI (GP), LLC, Summit Partners SD III, LLC, and Summit Partners PE VII, LLC is limited liability company organized under the laws of the State of Delaware.   Mr. Mannion and Mr. Evans are United States citizens.

Item 2(d).	Title of Class of Securities: Common Stock, $0.01 par value

Item 2(e).	CUSIP Number:	34954W104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Page 16 of 47 Pages

Not Applicable.

Item 4.                      Ownership.

(a)        Amount Beneficially Owned:

Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Investors VI, L.P., Summit Partners SD III, LLC, Summit Partners SD III, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Martin J. Mannion and Bruce R. Evans may be deemed to own beneficially 12,438,772 shares of Common Stock as of December 31, 2010.

As of December 31, 2010, Summit Investors VI, L.P. was the record owner of 37,002 shares of Common Stock.  As of December 31, 2010, Summit Subordinated Debt Fund III-A, L.P. was the record owner of 591,713 shares of Common Stock.  As of December 31, 2010, Summit Subordinated Debt Fund III-B, L.P. was the record owner of 308,237 shares of Common Stock.  As of December 31, 2010, Summit Partners Private Equity Fund VII-A, L.P. was the record owner of 7,185,871 shares of Common Stock.  As of December 31, 2010, Summit Partners Private Equity Fund VII-B, L.P. was the record owner of 4,315,949 shares of Common Stock.

The shares held of record by Summit Investors VI, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners Private Equity Fund VII-A, L.P., and Summit Partners Private Equity Fund VII-B, L.P. for the benefit of Summit Partners, L.P. are referred to herein collectively as the “Record Shares.” By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares, and by virtue of Mr. Mannion’s and Mr. Evan’s membership on the two-person investment committee of Summit Partners, L.P., which has voting and dispositive authority over the shares held by the Entities, Mr. Mannion and Mr. Evans may be deemed to beneficially own all of the Record Shares.   Hence, each Entity, Mr. Mannion and Mr. Evans may be deemed to own beneficially 12,438,772 shares of Common Stock.

Each of the reporting persons expressly disclaims beneficial ownership of any shares of Fortegra Financial Corporation, except in the case of Summit Investors VI, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Partners Private Equity Fund VII-A, L.P., and Summit Partners Private Equity Fund VII-B, L.P. in each case for the shares which it holds of record as provided in the prior paragraph.

(b)        Percent of Class:

Summit Partners, L.P.:  61.4%
Summit Partners VI (GP), LLC:  61.4%
Summit Partners VI (GP), L.P.:  61.4%
Summit Investors VI, L.P.:  61.4%
Summit Partners SD III, LLC:  61.4%

Page 17 of 47 Pages

  Summit Partners SD III, L.P.:  61.4%
Summit Subordinated Debt Fund III-A, L.P.:  61.4%
Summit Subordinated Debt Fund III-B, L.P.:  61.4%
Summit Partners PE VII, LLC:  61.4%
Summit Partners PE VII, L.P.:  61.4%
Summit Partners Private Equity Fund VII-A, L.P.:  61.4%
Summit Partners Private Equity Fund VII-B, L.P.:  61.4%
Martin J. Mannion:  61.4%
Bruce R. Evans:  61.4%

The foregoing percentages are calculated based on the 20,256,739 shares of Common Stock reported to be outstanding in the Final Prospectus filed on December 16, 2010.

(c)        Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0 shares for each reporting person

(ii)	shared power to vote or to direct the vote:

Summit Partners, L.P.:  12,438,772 shares
Summit Partners VI (GP), LLC:  12,438,772 shares
Summit Partners VI (GP), L.P.:  12,438,772 shares
Summit Investors VI, L.P.:  12,438,772 shares
Summit Partners SD III, LLC:  12,438,772 shares
Summit Partners SD III, L.P.:  12,438,772 shares
Summit Subordinated Debt Fund III-A, L.P.:  12,438,772 shares
Summit Subordinated Debt Fund III-B, L.P.:  12,438,772 shares
Summit Partners PE VII, LLC:  12,438,772 shares
Summit Partners PE VII, L.P.:  12,438,772 shares
Summit Partners Private Equity Fund VII-A, L.P.:  12,438,772 shares
Summit Partners Private Equity Fund VII-B, L.P.:  12,438,772 shares
Martin J. Mannion:  12,438,772 shares
Bruce R. Evans:  12,438,772 shares

(iii)	sole power to dispose or direct the disposition of:

0 shares for each reporting person

(iv)	shared power to dispose or direct the disposition of:

Summit Partners, L.P.:  12,438,772 shares
Summit Partners VI (GP), LLC:  12,438,772 shares
Summit Partners VI (GP), L.P.:  12,438,772 shares
Summit Investors VI, L.P.:  12,438,772 shares
Summit Partners SD III, LLC:  12,438,772 shares
Summit Partners SD III, L.P.:  12,438,772 shares
Summit Subordinated Debt Fund III-A, L.P.:  12,438,772 shares
Summit Subordinated Debt Fund III-B, L.P.:  12,438,772 shares
Summit Partners PE VII, LLC:  12,438,772 shares

Page 18 of 47 Pages

Summit Partners PE VII, L.P.:  12,438,772 shares
Summit Partners Private Equity Fund VII-A, L.P.:  12,438,772 shares
Summit Partners Private Equity Fund VII-B, L.P.:  12,438,772 shares
Martin J. Mannion:  12,438,772 shares
Bruce R. Evans:  12,438,772 shares

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.  The reporting persons expressly disclaim membership in a “group” as used in 13d-1(b)(1)(ii)(K).

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 19 of 47 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 8, 2011.

SUMMIT PARTNERS, L.P. By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS VI (GP), LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS VI (GP), L.P. By: Summit Partners VI (GP), LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner
SUMMIT INVESTORS VI, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS SD III, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS SD III, L.P. By: Summit Partners SD III, LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

Page 20 of 47 Pages

SUMMIT SUBORDINATED DEBT FUND III-A, L.P.
By: Summit Partners SD III, L.P., its general partner
By: Summit Partners SD III, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

SUMMIT SUBORDINATED DEBT FUND III-B, L.P.
By: Summit Partners SD III, L.P., its general partner
By: Summit Partners SD III, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS PE VII, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS PE VII, L.P. By: Summit Partners PE VII, LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

By:	*	By:	*
	Martin J. Mannion		Bruce R. Evans

*	By:	/s/ Robin W. Devereux
Robin W. Devereux Power of Attorney**

Page 21 of 47 Pages

**        Pursuant to Powers of Attorney attached hereto as Exhibit 2.

Page 22 of 47 Pages